CONSENT OF ERNST & YOUNG LLP,
REGISTERED INDEPENDENT PUBLIC ACCOUNTING FIRM
We consent to the references to our firm under the caption “Financial Statements” in the Proxy Statement/Prospectus of WT Mutual Fund, “Financial Highlights” in the Prospectuses of the Wilmington Multi-Manager Large-Cap Fund and Wilmington Large-Cap Core Fund series of WT Mutual Fund dated November 1, 2007, and “Financial Statements” in the Statements of Additional Information of the Wilmington Multi-Manager Large-Cap Fund and Wilmington Large-Cap Core Fund series of WT Mutual Fund dated November 1, 2007 and to the incorporation by reference in this Registration Statement (Form N-14) of WT Mutual Fund of our report on the Wilmington Multi-Manager Large-Cap Fund and Wilmington Large-Cap Core Fund series of WT Mutual Fund dated August 17, 2007, included in the 2007 Annual Report to shareholders.

ERNST & YOUNG LLP

Philadelphia, Pennsylvania
March 27, 2008